Contact: Bill Wells - Media
Thomas H. Muller, Jr. - Financial
770-242-8723

SpectRx, Inc. Reports Second Quarter 2004 Results

Current Highlights -

  SimpleChoice® product sales increase

  New short cannula SimpleChoice®easy insulin pump infusion set to be introduced this week - targets pediatric market

  Submission for CE mark completed for SimpleChoice® products

  Pivotal FDA clinical trial started for non-invasive cervical cancer detection device

  Norcross, GA (August 11, 2004) -- SpectRx, Inc. (OTCBB: SPRX) today announced operating results for the quarter and six months ended June 30, 2004.

  Revenue for the three months ended June 30, 2004, was $272,000 versus $126,000 for the same period last year, reflecting an increase in SimpleChoice® product sales.

  For the six months ended June 30, 2004, revenue was $397,000 versus $927,000 for the same period last year. The reduction in revenue for the six months reflects the sale of the BiliChek® product line in March of 2003.

  The net loss available to common stockholders for the second quarter of 2004 was $1.8 million, or $0.16 per share, compared with a net loss available to common stockholders of $2.2 million, or $0.19 per share, in the comparable quarter of 2003. For the first six months of this year, the net loss available to common stockholders was $9.4 million, or $0.82 per share compared with a net loss available to common stockholders of $2.4 million, or $0.21 per share, in the first half of 2003.

  The six months loss for 2004 includes two significant items, totaling $5.8 million, related to the company's financing activity in the first quarter of 2004. Most significantly, $0.44 of the per share loss year to date is the result of a non-cash, deemed dividend from issuance by SpectRx of shares of its Series A convertible preferred stock with a conversion price below market price at the time of issuance. In addition, the company recognized $0.08 per share of non-cash interest expense as the value of warrants issued in connection with a bridge loan in February.

  "We are focusing the energies of the company on introducing the additional products to fill out our SimpleChoice line of insulin pump infusion set single-use disposables," said Mark A. Samuels chairman and chief executive officer of SpectRx, Inc. "Since receiving funding in March, we are about where we expected to be in our post-financing plan, with SimpleChoice revenues slightly ahead of expectations."

  Diabetes Business Update -

  "We have accelerated our efforts to launch a complete line of infusion set products, which we believe will expand the base of available customers and increase sales," said Bill Arthur, president and chief operating officer of SpectRx, Inc. "We have also submitted the documentation we believe is required to obtain the CE mark so that we may begin selling into key European markets."

  "In addition to preparing for the launch of the SimpleChoice patch and 90-degree infusion set, we are introducing a new shorter, soft cannula 30-degree insulin pump infusion set," Mr. Arthur said. "We believe that this new, differentiated product will have significant appeal in the important pediatric market, helping to create long-term relationships with customers. We are also pleased with initial market reaction to our Medtronic Paradigm®-compatible line of infusion sets introduced in June."

  "As to our continuous glucose monitoring technology, we continue discussions with a select group of potential strategic partners," Mr. Arthur said.

  Cancer Detection Business Update -

  "We have begun testing patients with our non-invasive cervical cancer detection device as part of the pivotal clinical trial necessary for FDA approval," said Mark Faupel, president and chief operating officer of Guided Therapeutics, Inc., the SpectRx subsidiary company formed to commercialize the non-invasive cervical cancer device. "This is a significant milestone in the regulatory approval process for this product and is being primarily supported by a grant from the National Cancer Institute (NCI). An additional NCI grant will support product engineering and commercialization work."

  SpectRx management will hold a conference call to discuss second quarter 2004 results on Wednesday, August 11, 2004 at 11 a.m. EDT. To access the call via telephone, call 800-889-0817 or visit www.ccbn.com for access via the Internet.

  About SpectRx, Inc.

  SpectRx, Inc. (OTCBB: SPRX) is a diabetes management company developing and providing innovative solutions for insulin delivery and glucose monitoring. SpectRx markets the SimpleChoice® line of innovative diabetes management products, which include insulin pump disposable supplies. SpectRx also plans to develop a consumer device for continuous glucose monitoring. The company is commercializing its non-invasive cancer detection technology through subsidiary company Guided Therapeutics, Inc, which SpectRx intends to separately finance with private funds. For more information, visit SpectRx's web sites at spectrx.com, mysimplechoice.com and guidedtherapeutics.com.

  Trademarks are owned by their respective companies.

  The Guided Therapeutics device is an investigational device and limited by federal law to investigational use.

  "Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995. A number of the matters and subject areas discussed in this news release that are not historical or current facts deal with potential future circumstances and developments. The discussion of such matters and subject areas is qualified by the inherent risks and uncertainties surrounding future expectations generally and also may materially differ from SpectRx's actual future experience involving any of or more of such matters and subject areas. Such risks and uncertainties include: the early stage of products in development, the uncertainty of market acceptance of products, the uncertainty of development or effectiveness of distribution channels, the intense competition in the medical device industry, the uncertainty of capital to develop products, the uncertainty of regulatory approval of products, dependence on licensed intellectual property, as well as those that are more fully described from time to time in SpectRx's reports under the heading "Risk Factors" filed with the SEC, including SpectRx's Annual Report on Forms 10-K for the fiscal year ended December 31, 2003 and subsequent quarterly reports.

  Financial Tables

  SpectRx, Inc & Subsidiaries
  Condensed Statement of Operations (Unaudited)

	Three Months Ended		Six Months Ended
	June 30		June 30
In Thousands except per share data	2004	2003	2004	2003
Revenue	$272	$126	$397	$927
Cost of Sales	241	180	527	492
Gross Profit	31	(54)	(130)	435

Expenses
Research & Development	978	1,236	1,917	2,219
Selling, General & Administrative	788	736	1,276	1,446
Total Operating Expenses	1,766	1,972	3,193	3,665

Operating Loss	(1,735)	(2,026)	(3,323)	(3,230)

Interest & Other Income (Expense)	(16)	(52)	(919)	993
Net Loss	(1,751)	(2,078)	(4,242)	(2,237)
Preferred Stock Dividends	(68)	(74)	(141)	(153)
Deemed Dividend on Preferred Stock	0	0	(4,970)	0

Net Loss Attributable to Common Stockholders	$(1,819)	$(2,152)	$(9,353)	$(2,390)

Basic & Diluted Net Loss per Share	($0.16)	($0.19)	($0.82)	($0.21)

Basic & Diluted Weighted Average Shares Outstanding	11,386	11,237	11,379	11,243

  Selected Balance Sheet Data (Unaudited)
	June 30, 2004	December 31, 2003
Cash & Cash Equivalents	$2,877	$389
Working Capital	1,446	(1,959)
Total Assets	7,922	6,714
Accumulated Deficit	(55,393)	(51,010)
Stockholders' Equity (Deficit)	1,674	(1,583)
Redeemable Preferred Stock, Long-term Portion	$3,343	$3,264

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